For more information, contact:

Katharine Raymond

Investor Relations Coordinator

Acxiom Corporation

(501) 342-1321

EACXM

Acxiom Announces Leadership Change

LITTLE ROCK, Ark. – February 6, 2007 – Acxiom® Corporation (Nasdaq: ACXM) announced today that Frank Cotroneo has resigned from his position as Chief Financial Officer. Cotroneo’s resignation is unrelated to his performance, and no issues have been raised regarding the accuracy or integrity of Acxiom’s financial statements.

“Frank provided solid financial leadership on all fronts,” said Charles Morgan, Acxiom Chairman and Company Leader. “He is a very talented professional, and he helped us immensely during a challenging time. We all wish him well as he pursues other endeavors.”

Cotroneo said, “I have enjoyed the opportunity to serve on the leadership team at Acxiom and look forward to watching its continued success.”

The company also announced that Rodger Kline will serve as an interim CFO while it conducts a search for a new CFO. Kline, a company veteran, is Chief Administrative Leader, a member of the Acxiom Board of Directors and previously served as Chief Financial Officer.

About Acxiom

Acxiom Corporation (Nasdaq: ACXM) integrates data, services and technology to create and deliver customer and information management solutions for many of the largest, most respected companies in the world. The core components of Acxiom’s innovative solutions are Customer Data Integration (CDI) technology, data, database services, IT outsourcing, consulting and analytics, and privacy leadership. Founded in 1969, Acxiom is headquartered in Little Rock, Arkansas, with locations throughout the United States and Europe, and in Australia, China and Canada.

For more information, visit www.acxiom.com.